EXHIBIT 99.1
                                  ------------

LETTER  OF  TRANSMITTAL  FOR  THE HELPCITY,  INC.
RESCISSION  OFFER


RESCISSION  OFFER  AGENT:
Transfer  Online,  Inc.
227  Pine  Street,  Suite  300
Portland,  Oregon,  97204


     WE RECOMMEND THAT YOU SEND THIS SIGNED LETTER AND ENCLOSURES TO THE RESCISSION OFFER AGENT BY CERTIFIED OR REGISTERED MAIL.

     I acknowledge that I have received and read the prospectus of HelpCity, Inc. for the company's offer to buy back my shares of common stock for what I originally paid plus interest at my state's legal rate. My decision is subject to the terms and conditions of the prospectus.

     CHECK  ONLY  ONE:

_____ I have decided to accept your offer. I still own all of the stock I bought. Please send me a check for my original invested amount plus interest at the rate in effect in my state of residence from my original investment date through the date I have signed this letter of transmittal. The total amount is stated in the letter I received from the company. My stock certificate(s) is
(are) enclosed, with a stock transfer power which I have signed with my signature guaranteed. I understand the company will send me a check directly.

_____     I  have  decided  to  accept  your offer but I sold some or all of the stock I bought. Please send me a check for my original invested amount as stated in the company's letter plus interest at the rate in effect in my state of residence from my original investment date through ____________, 2001, MINUS the amount I received when I sold some or all of my shares. The calculation is in the table below, showing the amount of my refund (paragraph 5) before calculating interest. My stock certificate(s) for any shares I still own is
(are) enclosed, with a stock transfer power which I have signed with my signature guaranteed. I understand you may need confirmation of my records.

_____     I  have decided not to accept your offer. I will keep all of my shares of  stock.


     TABLE  TO  FILL  OUT  ONLY  IF  YOU  HAVE  SOLD  SHARES:

1.     Original  shares sold:     ____     (circle whether common or preferred).

2.     Number  of  shares  sold:    ___________   Date  sold:  _____________

3.     Amount  you  originally  invested:     $__________
4.     Amount  you  received:      $__________   (if  a gift, this equals amount
       paid  for  the  shares  gifted)

Person  acquiring  your  shares:

--------------------------------
Name  and  address

--------------------------------

5.     Amount  of  investment  you  still  hold:     $__________

     INSTRUCTIONS:


     The signature(s) on this letter of transmittal and on the stock transfer power must correspond exactly to the name on your stock certificate(s). If held as joint tenants, both must sign. The company may require evidence of authority of the signer if a trustee, executor, administrator, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity. Signature on this letter of transmittal do not need to be guaranteed, but the signature(s) on the stock transfer power (if you decide to accept the offer) must be guaranteed. See below.

     A blank stock transfer power is enclosed. If you accept the offer, your signature(s) on the stock transfer power must be stamped guaranteed by a commercial bank or stock brokerage firm in the "Medallion Guarantee" program.

     If you need help filling out this letter of transmittal, please contact Transfer Online at 503-227-2950 or Traci Wong, Vice-President of HelpCity, Inc. at 909-394-2362.

Print  name(s)     _______________________________
as  shown  on
certificate(s):   _______________________________

If  an  entity,  state  capacity  of  signer:

______________________________


Signature(s):  _________________________   Date  signed: ____________, 2001

               _________________________   Date  signed: ____________, 2001

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